SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549

                                   FORM S-8

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                             ZENITH TECHNOLOGY, INC.
             (Exact name of registrant as specified in its charter)

     NEVADA                                                  68-0448219
     (State or other jurisdiction of                      (I.R.S. Employer
     incorporation or organization)                       Identification Number)


     2600 MICHELSON DRIVE, 17TH FLOOR
     IRVINE, CALIFORNIA                                     92612
     (Address of Principal Executive Offices)             (Zip Code)

                     2003 EMPLOYEE STOCK INCENTIVE PLAN AND
                          MANAGEMENT INCENTIVE PROGRAM
                            (Full title of the plan)


                            ZENITH TECHNOLOGY, INC.
                        2600 MICHELSON DRIVE, 17TH FLOOR
                            IRVINE, CALIFORNIA 92612



                                 With a Copy to
                                CHQ INCORPORATED
                        1555 E. FLAMINGO ROAD, STE. 1555
                            LAS VEGAS, NEVADA 89170
                     (Name and address of agent for service)
                                 (800) 634-1441
          (Telephone number, including area code, of agent for service)

                              CALCULATION OF REGISTRATION FEE

TITLE                                    PROPOSED            PROPOSED
OF SECURITIES         AMOUNT TO      MAXIMUM OFFERING    MAXIMUM AGGREGATE       AMOUNT OF
TO BE REGISTERED(1) BE REGISTERED(1) PRICE PER SHARE(2)   OFFERING PRICE(3)  REGISTRATION FEE
------------------  ---------------  -----------------  ------------------  -----------------
Common Stock,
..0001 par value
per share . . . .         4,000,000  $         .001      $           7,825    $      0.63
---------------------------------------------------------------------------------------------

================================================================================

1 Pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans(s) described herein.

2 Pursuant to Rule 457(c) under the Securities Act of 1933, the proposed offering price of shares of the registrant has been computed as the average of the high and low prices reported on the National Association of Securities Dealers Over-the-Counter electronic trading facility.

3 The total share reserve for the 2003 Employee Stock Incentive Plan and 2003 Management Incentive Program is 7,825,573. Currently, 4,000,000 shares are being registered. Pursuant to Rule 457(h) under the Securities Act of 1933, the proposed aggregate offering price takes into consideration that an additional 3,825,473 shares can be issued pursuant to the 2003 Employee Stock Incentive Plan and 2003 Management Incentive Program. The aggregate total shares that are issuable pursuant to the 2003 Employee Stock Incentive Plan and 2003 Management Incentive Program was used to compute the registration fee on the basis of the high and low prices sales prices per share for the last five trading days prior to this filing.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM  3.     INCORPORATION  OF  DOCUMENTS  BY  REFERENCE.

     The Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 2003, the Company's Annual Report on Form 10-KSB for the year ended December 31, 2002, Quarterly Report on Form 10-QSB for the quarter ended September 31, 2002, Quarterly Report on Form 10-QSB for the quarter ended June 30, 2002, Quarterly Report on Form 10-QSB for the quarter ended March 31, 2002, current Reports on Form 8-K filed on February 7, 2003, February 4, 2003, Definitive Information Statement filed on Form DEF-14C filed on May 14, 2003 and the description of the Company's Common Stock included in its registration statement on Form 10-SB/A filed March 14, 2002 pursuant to Section 12(g) of the Securities Exchange Act of 1934 are incorporated herein by reference. All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. The Company's Annual Report, Quarterly Reports, Current Reports and Information Statement which are incorporated herein by reference, should be read in conjunction with the audited financial statements incorporated herein by reference.

ITEM  4.     DESCRIPTION  OF  SECURITIES.

     Not  applicable.

ITEM  5.     INTERESTS  OF  NAMED  EXPERTS  AND  COUNSEL.

     Not  applicable.

ITEM  6.     INDEMNIFICATION  OF  DIRECTORS  AND  OFFICERS.

     Subsection 1 of Section 78.037 of the Nevada Revised Statutes (the "Nevada Law") empowers a corporation to eliminate or limit the personal liability of a director or officer to the corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, but such a provision must not eliminate or limit the liability of a director or officer for (a) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or (b) the payment of distributions in violation of Section 78.300 of the Nevada Law.

     Subsection 1 of Section 78.7502 of the Nevada Law empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (an "Indemnified Party"), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Indemnified Party in connection with such action, suit or proceeding if the Indemnified Party acted in good faith and in a manner the Indemnified Party reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceedings, had no reasonable cause to believe the Indemnified Party's conduct was unlawful.

     Subsection 2 of Section 78.7502 of the Nevada Law empowers a corporation to indemnify any Indemnified Party who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in the capacity of an Indemnified Party against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by the Indemnified Party in connection with the defense or settlement of such action or suit if the Indemnified Party acted under standards similar to those set forth above, except that no indemnification may be made in respect of any claim, issue or matter as to which the Indemnified Party shall have been adjudged to be liable to the corporation or for amounts paid in settlement to the corporation unless and only to the extent that the court in which such action or suit was brought determines upon application that in view of all the circumstances the Indemnified Party is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

     Section 78.7502 of the Nevada Law further provides that to the extent an Indemnified Party has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsection (1) or (2) described above or in the defense of any claim, issue or matter therein, the corporation shall indemnify the Indemnified Party against expenses (including attorneys' fees) actually and reasonably incurred by the Indemnified Party in connection therewith.

     Subsection 1 of Section 78.751 of the Nevada Law provides that any discretionary indemnification under Section 78.7502 of the Nevada Law, unless ordered by a court or advanced pursuant to Subsection 2 of Section 78.751, may be made by a corporation only as authorized in the specific case upon a determination that indemnification of the Indemnified Person is proper in the circumstances. Such determination must be made (a) by the stockholders, (b) by the board of directors of the corporation by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding,
(c) if a majority vote of a quorum of such disinterested directors so orders, by independent legal counsel in a written opinion, or (d) by independent legal counsel in a written opinion if a quorum of such disinterested directors cannot be obtained.

     Subsection 2 of Section 78.751 of the Nevada Law provides that a corporation's articles of incorporation or bylaws or an agreement made by the corporation may require the corporation to pay as incurred and in advance of the final disposition of a criminal or civil action, suit or proceeding, the expenses of officers and directors in defending such action, suit or proceeding upon receipt by the corporation of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined by a court that he is not entitled to be indemnified by the corporation. Said Subsection 2 further provides that the provisions of that Subsection 2 do not affect any rights to advancement of expenses to which corporate personnel other than officers and directors may be entitled under contract or otherwise by law.

      Subsection 3 of Section 78.751 of the Nevada Law provides that indemnification and advancement of expenses authorized in or ordered by a court pursuant to said Section 78.751 does not exclude any other rights to which the Indemnified Party may be entitled under the articles of incorporation or any by-law, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or in another capacity while holding his office. However, indemnification, unless ordered by a court pursuant to Section 78.7502 or for the advancement of expenses under Subsection 2 of
Section 78.751 of the Nevada Law, may not be made to or on behalf of any director or officer of the corporation if a final adjudication establishes that his or her acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action. Additionally, the scope of such indemnification and advancement of expenses shall continue as to an Indemnified Party who has ceased to hold one of the positions specified above, and shall inure to the benefit of his or her heirs, executors and administrators.

     Section 78.752 of the Nevada Law empowers a corporation to purchase and maintain insurance or make other financial arrangements on behalf of an Indemnified Party for any liability asserted against such person and liabilities and expenses incurred by such person in his or her capacity as an Indemnified Party or arising out of such person's status as an Indemnified Party whether or not the corporation has the authority to indemnify such person against such liability and expenses.

     The  bylaws  of  the  Company  provide  in  relevant  part:

     Subject to the limitations set forth at law, the corporation shall have the power to indemnify any director, officer, employee and agent of the corporation who was or is a party or is threatened to be made a party to any proceeding (other than by or in the right of to procure s judgment in its favor) against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with such proceedings, rpovided that the Board shall find that the director, officer, employee or agent acted in good faith and in a manner which such oerson reasonably believed in the best interests of the corporation and, in the case of criminal proceedings, had no reasonable cause to believe that the conduct was unlawful. The termination of any proceeding by judgment, order, settlement, conviction or upon plea of nolo contendere shall not, of itself create a presumption that such person did not act in good faith and in a manner which the person reasonably believed to be in the best interests of the corporation or that such person had reasonable cause to believe such person's conduct was unlawful.

     Subject to the limitations set forth at law, the Corporation shall have the power to indemnify any direct, officer, employee and agent of the corporation who was or is threatened to be made a party to any threatened, pending, or completed legal action by or in the right of the Corporation to procure a judgment in its favor, against expenses actually and reasonably incurred by such person in connection with the defense or settlement, if the Board of Directors determine that such person acted in good faith, in a manner such person believed to be in the best interests of the Corporation and with such care, including reasonable inquiry, as an ordinarily prudent person would use under similar circumstances.

     Expenses incurred in defending any proceeding may be advanced by the corporation prior to the final disposition of such proceeding upon receipt of an undertaking by or on behalf of the officer, director, employee or agent to repay such amount unless it shall be determined ultimately that the officer or director is entitled to be indemnified as authorized by this Article.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

     Not  applicable.

ITEM  8.     EXHIBITS.

     The following exhibits are filed as a part of this Registration Statement pursuant to Item 601 of Regulation S-B.

     4.1  2003 Employee Stock Incentive Plan

     4.2  2003 Management Incentive Program

     5.1  Opinion  of Longstaff & Mejia, L.L.P.

     23.1 Consent of Stonefield, Josephson, L.L.P., independent public accountants.

     23.2 Consent  of  Longstaff & Mejia, L.L.P.  (included in Exhibit 5.1).

ITEM  9.     UNDERTAKINGS.

     The  undersigned  registrant  hereby  undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, and the State of California, on the 16th day of May, 2003.



          /s/  Omar A. Rizvi
By:     ___________________________________
        Omar A. Rizvi
        Chief  Executive  Officer

          /s/  R. Douglas Sherrod
By:     ___________________________________
        R. Douglas Sherrod
        Chief  Financial  Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on the 20th day of February, 2003.


/s/ Omar A. Rizvi                       /s/     R. Douglas Sherrod
______________________________          ________________________________
Omar A. Rizvi                           R. Douglas Sherrod
Director                                Director

                                  EXHIBIT INDEX

4.1  2003 Zenith Technology Employee Incentive Plan

4.2  2003 Zenith Technology Management Incentive Program

5.1  Opinion of Longstaff & Mejia, L.L.P.

23.1 Consent of Stonefield Josephson, L.L.P., independent public accountants.

23.2 Consent of  LongStaff & Mejia,  L.L.P.  (incorporated  by reference as Exb.
5.1)